NEWS RELEASE
Exhibit 99.1

For Immediate Release
Astronics Announces 20% Class B Stock Distribution
Common and Class B shareholders to receive one Class B share for every 5 shares of Common Stock or Class B Stock held
EAST AURORA, NY, June 1, 2026 – Astronics Corporation (Nasdaq: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and other mission critical industries, today announced a 20% stock distribution of Class B Stock to holders of both Common and Class B Stock. Shareholders will receive one share of Class B Stock for every five shares of Common and Class B Stock held on the record date of June 15, 2026. The Company expects the new shares of Class B Stock to be distributed on or about June 29, 2026. Fractional shares will be paid in cash.
Peter J. Gundermann, President and Chief Executive Officer of Astronics, commented, “We have a long history of ratably distributing Class B shares to all shareholders and our Board of Directors has elected to continue this custom. We believe it rewards our current shareholders and encourages long-term ownership and interest in Astronics.”
Astronics initially distributed shares of Class B Stock to Common and Class B shareholders in 1987, and this would make the fifteenth distribution since that time. After the distribution, approximately 32.1 million Common and 10.9 million Class B shares are expected to be outstanding.
Astronics’ Class B Stock is entitled to ten votes per share while its Common Stock is entitled to one vote per share. The economic value of one share of Class B Stock is equivalent to one share of Common Stock. Class B Stock is not a tradable security, but is convertible at any time and without cost to the shareholder, into one share of Astronics Corporation Common Stock, which is tradable and provides shareholders of Class B Stock access to the market. Subject to certain exceptions specified in our Restated Certificate of Incorporation, as amended, shares of Class B Stock automatically convert into an equal number of shares of Common Stock upon transfer.
Information regarding the Class B Stock distribution and instructions to convert Class B Stock into Common Stock can be found in the Frequently Asked Questions page of the Investor Relations section of the Astronics website at investors.astronics.com. Registered shareholders and brokers may contact the Company’s transfer agent, EQ Shareowner Services at (800) 468-9716, regarding the conversion of Class B Stock to Common Stock. EQ Shareowner Services is the agent for the distribution.
ABOUT ASTRONICS CORPORATION
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission-critical industries with proven innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Additional information on Astronics and its solutions can be found at Astronics.com.
Astronics Corporation      press@astronics.com | +1.716.805.1599
130 Commerce Way | East Aurora, NY 14052

Astronics Announces 20% Class B Stock Distribution
June 1, 2026

For more information, contact:
Company:	Investor Relations:
Nancy L. Hedges, Chief Financial Officer	Deborah K. Pawlowski, Alliance Advisors LLC
Phone: (716) 805-1599	Phone: (716) 843-3908
Email: invest@astronics.com	Email: dpawlowski@allianceadvisors.com
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Astronics Corporation      press@astronics.com | +1.716.805.1599
130 Commerce Way | East Aurora, NY 14052